Exhibit 16.1

December 10, 2003

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the 4 paragraphs of Item 4(a) included in the Form 8-K dated November 21, 2003 (“November 21 Form 8-K”) and the paragraph of Item 4(a) included in the Form 8-K/A dated December 10, 2003, of Save the World Air, Inc., (the “Company”) each filed or to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, with the exception of the reference in the first paragraph of the November 21 Form 8-K to the approval by the Company’s Board of Directors to engage Weinberg and Company, P.A. of Los Angeles, California as the Company’s independent auditors, for which we have no basis to agree or disagree.

Sincerely,

Good Swartz Brown & Berns, LLP